Exhibit 4.5

                         Warrant dated September 3, 1996
                    Issued to Broad Capital Associates, Inc.
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     This Warrant and the Common Stock issuable on exercise of this Warrant (the
     "Underlying Shares") may be transferred, sold, assigned or hypothecated, only if registered by the Company under the Securities Act of 1933 (the "Act") and if registered or qualified in every applicable state, or if the Company has received the favorable opinion of counsel to the Holder, which opinion and counsel shall be satisfactory to counsel to the Company, to the effect that such registration or qualification of the Warrant or the Underlying Shares is not necessary in connection with such transfer, sale, assignment or hypothecation.

                               EA INDUSTRIES, INC.

                                     WARRANT

                         DATED: as of September 3, 1996

Number of Shares:  357,143

Holder:            Broad Capital Associates, Inc.

Address:           152 West 57th Street
                   New York, NY 10019

     THIS CERTIFIES THAT the Holder is entitled to purchase from EA INDUSTRIES, INC., a New Jersey corporation (hereinafter called the "Company"), at $3.00 per share until July 31, 1997 and thereafter at $8.125 per share the number of shares of the Company's common stock set forth above ("Common Stock"). Notwithstanding the foregoing, this Warrant may not be exercised prior to the first day on which the Company shall have sufficient authorized and unreserved Common Stock to permit such exercise.

     1. All rights granted under this Warrant shall expire on July 5, 2000, and no shares of Common Stock may be acquired under this Warrant from and after such date.

     2. This Warrant and the Common Stock issuable on exercise of this Warrant (the "Underlying Shares") may be transferred, sold, assigned or hypothecated, only if registered by the Company under the Securities Act of 1933 (the "Act") and registered and qualified in every applicable state or if the Company has received the favorable opinion of counsel to the Holder, which opinion and counsel shall be satisfactory to counsel to the Company, to the effect that registration of the Warrant or the Underlying Shares and registration and qualification in every applicable state is not necessary in connection with such transfer, sale, assignment or hypothecation. The Underlying Shares shall be appropriately legended to reflect this restriction and stop transfer instructions shall apply. The restrictions on transfer contained in this Section shall apply to all successive transfers.

     3. The Company shall include the underlying shares in the next registration statement filed by the Company on Form S-3, or such other Form as the Company shall select, provided, however, that the filing of such registration statement shall not, in the Company's reasonable discretion, have a material adverse effect on the Company.

     4. Any permitted assignment of this Warrant shall be effected by the Holder by (i) executing an appropriate form of assignment, (ii) surrendering the Warrant for cancellation at the office of the Company, accompanied by the opinion of Counsel referred to above; and (iii) unless in connection with an effective
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registration statement which covers the sale of this Warrant and/or the
Underlying Shares, delivery to the Company of a statement by the Holder (in a form acceptable to the Company and its counsel) that such Warrant is being acquired by the Holder for investment and not with a view to its distribution or resale; whereupon the Company shall issue, in the name or names specified by the Holder (including the Holder) new Warrants representing in the aggregate rights to purchase the same number of Shares as are purchasable under the Warrant surrendered. Such Warrants shall be exercisable immediately upon any such assignment of the number of Warrants assigned.

     5. The term "Holder" should be deemed to include any transferee Holder of this Warrant pursuant to a transfer in compliance with the requirements described herein.

     6. The Company covenants and agrees that all shares of Common Stock which may be issued upon exercise hereof will, upon issuance, be duly and validly issued, fully paid and non-assessable and no personal liability will attach to the Holder thereof.

     7. This Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

     8. In the event that the outstanding shares of Common Stock of the Company are at any time increased or decreased or changed into or exchanged for a different number or kind of share or other security of the Company or of another corporation through reorganization, merger, consolidation, liquidation, recapitalization, stock split, combination of shares or stock dividends payable with respect to such Common Stock, appropriate adjustments in the number and kind of such securities then subject to this Warrant shall be made effective as of the date of such occurrence so that the position of the Holder upon exercise will be the same as it would have been had he owned immediately prior to the occurrence of such events the Common Stock subject to this Warrant. Such adjustment shall be made successively whenever any event listed above shall occur and the Company will notify the Holder of the Warrant of each such adjustment. Any fraction of a share resulting from any adjustment shall be eliminated.

     9. The rights represented by this Warrant may be exercised at any time within the period above specified by (i) surrender of this Warrant at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company); (ii) payment to the Company by check or wire transfer of the exercise price for the number of Shares specified in the above-mentioned purchase form together with applicable stock transfer taxes, if any and (iii) unless in connection with an effective registration statement which covers the sale of the shares underlying the Warrant, the delivery to the Company of a statement by the Holder (in a form acceptable to the Company and its counsel) that such Shares are being acquired by the Holder for investment and not with a view to their distribution or resale. The certificates for the Common Stock so purchased shall be delivered to the Holder within a reasonable time, not exceeding ten (10) days, after the rights represented by this Warrant shall have been so exercised, and shall bear a restrictive legend with respect to any applicable securities laws.

     10. This Warrant shall be governed by and construed in accordance with the internal laws of New Jersey.

     IN WITNESS WHEREOF, EA INDUSTRIES, INC. has caused this Warrant to be signed by its duly authorized officer under its corporate seal, and to be dated as of the date set forth above.


                                           EA INDUSTRIES, INC.

                                           By:____________________________